Exhibit 5.1

June 24, 2009

Mead Johnson Nutrition Company

2701 Patriot Blvd.

Glenview, Illinois 60026-8039

Re:	Securities Act of 1933 Form S-8 Registration Statement
Mead Johnson Nutrition Company 2009 Stock Award and Incentive Plan

Ladies and Gentlemen:

I have acted as counsel to Mead Johnson Nutrition Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 25,000,000 shares of Class A Common Stock (the “Shares”), par value $0.01 per share, of the Company issuable pursuant to the Company’s 2009 Stock Award and Incentive Plan (the “Plan”).

In this capacity, I have examined such corporate and other records, instruments, certificates and documents as I have deemed necessary to render this opinion.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when sold pursuant to the Plan, will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Interests of Named Experts and Counsel” in the Registration Statement. By giving such consent, I do not hereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ William P’Pool
Name:	William P’Pool
Title:	Senior Vice President, General Counsel and Secretary